June 2009

Pricing Sheet dated June 23, 2009 relating to
Preliminary Terms No. 109 dated May 21, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
8.5% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
PRICING TERMS – JUNE 23, 2009
Issuer:	Morgan Stanley
Maturity date:	July 28, 2010
Underlying stock:	Apple Inc. common stock (“AAPL Stock”)
Aggregate principal amount:	$3,067,354.89
Coupon:	8.5% per annum, payable quarterly beginning October 28, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of AAPL Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:	1.0 shares of AAPL Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on January 28, 2010, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	20% per annum on the stated principal amount
First call date:	January 28, 2010
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	July 18, 2010
Stated principal amount:	$134.01 per SPARQS
Issue price:	$134.01 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	June 23, 2009
Original issue date:	June 30, 2009 (5 business days after the pricing date)
CUSIP:	617484100
ISIN:	US6174841006
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$134.01	$2.1777	$131.8323
Total	$3,067,354.89	$49,845.38	$3,017,509.51

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 109 dated May 21, 2009
Prospectus Supplement for SPARQS dated December 23, 2008
Prospectus dated December 23, 2008

THE SPARQS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SPARQS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.